UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): MARCH 12, 2008

ISOLAGEN, INC.
 (Exact name of registrant as specified in its charter)

DELAWARE	001-31564	87-0458888
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 EAGLEVIEW BLVD., EXTON, PA	19341
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (484) 713-6000

NOT APPLICABLE
(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01. Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer Listing.

On March 12, 2008, Isolagen, Inc. (the “Company”), received notice from the American Stock Exchange (“AMEX”) notifying the Company it is not in compliance with Section 1003(a)(i)-(iii) of the AMEX Company Guide. Specifically, the AMEX staff noted that the Company’s stockholder’s equity was less than $2,000,000 and losses from continuing operations and net losses were incurred in two out of its three most recent fiscal years; that the Company’s stockholder’s equity was less than $4,000,000 and losses from continuing operations and/or net losses were incurred in three out of its four most recent fiscal years; and that the Company’s stockholder’s equity was less than $6,000,000 and losses from continuing operations and/or net losses were incurred in its five most recent fiscal years. AMEX will not normally consider suspending dealings in the securities of a company which is below any of the above standards if the company (a) has a market capitalization of at least $50,000,000, and (b) has at least 1,100,000 shares publicly held, with a market value of publicly held shares of at least $15,000,000 and 400 round lot shareholders. The Company does not currently meet these market capitalization amounts.

In order to maintain its listing, the Company intends to submit a plan to AMEX by April 14, 2008 that will outline the Company’s strategy to bring itself back into compliance by September 14, 2009. If the Company’s plan to regain compliance is accepted by AMEX, the Company may be able to continue its listing during this period, during which time it will be subject to periodic review to determine progress consistent with the plan. If the Company does not submit a plan or if the plan is not accepted by AMEX, the Company will be subject to delisting procedures as set forth in Section 1010 and Part 12 of the AMEX Company Guide. Under AMEX rules, the Company has the right to appeal any determination by AMEX to initiate delisting proceedings.

The Company issued a press release that discloses receipt of the AMEX notice discussed above and the fact that it is not in compliance with certain listing standards. A copy of that press release is attached as an exhibit to this report.

Item 9.01 Financial Statement and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits.

99 Press release dated March 13, 2008

SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ISOLAGEN, INC.

Date: March 14, 2008	By:	/s/ Declan Daly

Declan Daly,
Chief Executive Officer

EXHIBIT INDEX

99 Press release dated March 13, 2008